Exhibit 99.2

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
January 25, 2008
STORMY DEAN – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 • Fax: (402) 537-6104
E-Mail: ir@infousa.com
infoUSA Declares 2007 Dividend
& Schedules Fourth Quarter
2007 Earnings Release
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), today announced the Board of Directors declared a dividend of 35 cents per common share. The dividend is payable March 5, 2008 to shareholders of record on February 18, 2008. As of December 31, 2007, the end of the company’s fiscal year, the company had 56,505,668 shares outstanding.
infoUSA will be reporting its fourth quarter 2007 earnings on January 31st after the market closes. The company’s fourth quarter earnings conference call will take place the next day on February 1st at 4:00 PM Eastern time.
To access the conference call, please dial 866-713-8566 (International — dial 617-597-5325), passcode 58364011, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available at the company’s Investor Relations web site, http://ir.infousa.com.
A replay of the call will be available from 6:00 PM Eastern time, February 1st, through midnight, Eastern Time, February 8th. The replay number is 888-286-8010 (International 617-801-6888), passcode 61686172.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.